UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 18, 2006

BearingPoint, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31451	22-3680505
(State or other jurisdiction	(Commission File Number)	(IRS Employer
Of incorporation)		Identification No.)
1676 International Drive
McLean, VA 22102
(Address of principal executive offices)
Registrant’s telephone number, including area code (703) 747-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.
     On October 18, 2006, BearingPoint, Inc. (the “Company”) commenced a solicitation of consents from holders of record as of 5:00 p.m. New York City time on October 17, 2006 on its outstanding 2.50% Series A Convertible Subordinated Debentures due 2024, 2.75% Series B Convertible Subordinated Debentures due 2024 (the “Series B Debentures”) and 5.00% Convertible Senior Subordinated Debentures due 2025. The consent solicitation is expected to expire at 5:00 p.m. New York City time on October 26, 2006, unless extended by the Company.
     As previously disclosed, the Company is involved in a dispute with certain holders of the Series B Debentures who have alleged that the Company is in default under the applicable indenture as result of the Company’s failure to timely provide certain periodic SEC reports to the trustee. Although the indenture expressly states that the Company provide copies of the annual and quarterly reports filed with the SEC within 15 days after they are filed with the SEC, these holders allege that the Company is in default because it has not filed these reports with the SEC on a timely basis. In addition, as previously disclosed, the New York State Supreme Court for New York County recently entered an order finding the Company in default under such indenture. The Company believes that there are serious errors in the court’s ruling and intends to pursue its rights and remedies in that regard and has filed an appeal.
     To resolve the uncertainties created by the court’s ruling, the Company is seeking consents to amend the indenture governing each series of the debentures and to waive defaults thereunder until October 31, 2007. The Company has the option to extend until October 31, 2008, if necessary. The consent includes a waiver of any default or event of default that may arise by virtue of the Company’s failure to file with the SEC and further to furnish to the trustee and holders of debentures, certain reports required to be filed by the Company under the Securities Exchange Act of 1934, as amended. The Company also seeks a rescission of any acceleration related to the Company’s failure to file such SEC reports.
     A copy of the press release announcing the commencement of the Consent Solicitation is furnished as Exhibit 99.1. A copy of the Consent Solicitation Statement, dated October 18, 2006, describing the terms and conditions of the consent and the proposed amendments and waivers is furnished as Exhibit 99.2.
Item 9.01 Exhibits.

(d)	Exhibits.
	99.1	Press Release of BearingPoint, Inc., dated October 18, 2006
	99.2	Consent Solicitation Statement, dated October 18, 2006
     This Current Report on Form 8-K contains forward-looking statements. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “continue,” “expects,” “intends,” “plans,” “believes,” “in the Company’s view” and similar expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict and which could materially and adversely affect the Company’s financial condition and results of operations. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may differ from the forward-looking statements for many reasons, including, without limitation, the following:
•	The Company’s continuing failure to file required periodic reports with the SEC could result in a loss of business, delisting from the New York Stock Exchange and defaults and accelerations under the Company’s credit facility and its debentures, if it ceases to obtain extensions and waivers for these filings. If the Company is not successful in obtaining the requisite consents from all series of debentures, the holders of a series of debentures may seek to declare that an event of default has occurred under the applicable indenture and may seek to accelerate the debentures, which may trigger cross-default or cross-acceleration provisions in the Company’s other indebtedness.

•	The Company’s current cash resources might not be sufficient to meet its expected near-term cash needs (e.g., to settle lawsuits).

•	The Company’s credit facility imposes a number of restrictions which may negatively affect its ability to finance future needs, or do so on favorable terms. If the Company violates these restrictions, the Company could be in default under its credit facility or other indebtedness.

•	If the Company’s operating performance is materially and adversely affected, the Company may be required to post cash collateral to support obligations under its credit facility, as well as surety bonds, and the Company may be unable to obtain new surety bonds, letters of credit or bank guarantees in support of client engagements on acceptable terms, if at all. If the Company’s borrowings under its credit facility or debentures were to be accelerated, there would be a material and adverse effect on the Company’s financial condition.

•	Downgrades of the Company’s credit ratings could materially and adversely affect its financial condition.
Please refer to Exhibit 99.1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and other reports filed with the U.S. Securities and Exchange Commission and available at http://www.sec.gov/ for additional information regarding risk factors.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 18, 2006	BearingPoint, Inc.
	By:	/s/ Judy Ethell
		Name:	Judy Ethell
		Title:	Executive Vice President and Chief Accounting Officer